Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

General

The following description summarizes the most important terms of our capital stock, and some of the provisions of our amended and restated certificate of incorporation, amended and restated by-laws, and relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The descriptions herein do not purport to be complete and are qualified in their entirety by our amended and restated certificate of incorporation and amended and restated by-laws, each of which have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, as well as the relevant provisions of the DGCL.

Our authorized capital stock consists of 1,600,000,000 shares of common stock, par value $0.01 per share (the “common stock”), 400,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B common stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

As of February 18, 2022: (i) 156,794,851 shares of common stock, (ii) 9,399,250 shares of Class B common stock and (iii) zero shares of preferred stock, were outstanding. Shares of our common stock are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shares of our Class B common stock and preferred stock are not registered pursuant to Section 12 of the Exchange Act.

Common Stock

In general, the holders of our common stock vote together as a single class with the holders of our Class B common stock on all matters, including the election of directors; provided, however, that the holders of common stock, acting as a single class, are entitled to elect twenty-five percent (25%) of the total number of our directors, rounded up to the next whole number in the event of a fraction. Each outstanding share of common stock entitles the holder to one vote per share. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, holders of our common stock are entitled, share-for-share with the holders of our Class B common stock, to such dividends as may be declared from time to time by our Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, are entitled to receive, pro rata, share-for-share with the holders of our Class B common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock, including any series that may be issued in the future.

Class B Common Stock

In general, the holders of our Class B common stock vote together as a single class with the holders of our common stock on all matters, including the election of directors; provided, however, that the holders of common stock, acting as a single class, are entitled to elect twenty-five percent (25%) of the total number of our directors, rounded up to the next whole number in the event of a fraction. Holders of our Class B common stock are entitled to ten votes per share. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of our Class B common stock are entitled, share-for-share with the holders of our common stock, to such dividends as may be declared from time to time by our Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, are entitled to receive pro rata, share-for-share with the holders of our common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future. Each share of our Class B common stock is convertible into a share of our common stock at the option of the holder, subject to adjustment as described in our amended and restated certificate of incorporation.

Preferred Stock

We have the authority to issue shares of preferred stock from time to time in one or more series. Our Board of Directors has the authority, by resolution, to designate the powers, preferences, rights, qualifications, limitations and restrictions of our preferred stock.

Effect of Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which generally prevents Delaware corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination or the transaction which resulted in the stockholder becoming an interested stockholder has been approved in one of a number of specific ways. For purposes of Section 203, a “business combination” includes, among other things, a merger or consolidation involving us and the interested stockholder and a sale of more than 10% of our assets. In general, the anti-takeover law defines an “interested stockholder” as any entity or person beneficially owning 15% or more of a corporation’s outstanding voting stock and any entity or person affiliated or associated with such entity or person. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting stock. We have not “opted out” of the provisions of Section 203, and are subject to the provisions of Section 203.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement and vote of stockholders or disinterested directors or otherwise.

Our amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification of our directors and officers (and their legal representatives), and of those serving at the request of our Board of Directors or officers as an employee or agent of the corporation, or as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, to the fullest extent authorized by the DGCL, except that we will indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our Board of Directors. Our amended and restated by-laws provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that, if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, our directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions. In addition, to the extent that our officers and directors also serve as executive officers or directors of our subsidiaries, such officers and directors will also be subject to indemnification consistent with the indemnification provisions of the charter documents of such subsidiaries. We have policies of directors’ and officers’ liability insurance that insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. We believe that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Action by Written Consent

Under Section 228 of the DGCL, unless a corporation’s certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing not less than the minimum number of votes necessary to authorize or take such action at a meeting. Our amended and restated certificate of incorporation does not expressly prohibit action by the written consent of stockholders.

Exclusive Forum Provision

Our amended and restated by-laws include an exclusive forum provision. This provision provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum is the Delaware Court of Chancery (or, if such court lacks jurisdiction, another state or federal court located within the State of Delaware) for: (1) any derivative action or proceeding brought on behalf of us, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent or stockholder to us or its stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action asserting a claim against us or any current or former director, officer, other employee or agent or stockholder arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws, (4) any action asserting a claim related to or involving us or any current or former director, officer, other employee or agent or stockholder that is governed by the internal affairs doctrine, or (5) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL.

In addition, our amended and restated by-laws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for any action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of our securities.

The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which United States federal courts have exclusive jurisdiction.

Stockholders may not waive compliance with federal securities laws or the rules or regulations thereunder. The enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court could find the exclusive forum provisions that is contained in our amended and restated by-laws to be inapplicable or unenforceable.

Stock Exchange Listing

Our common stock is listed on The Nasdaq Global Select Market under the ticker symbol “VMEO”.

Transfer Agent

The transfer agent for our shares of common stock and Class B common stock is Computershare Trust Company, N.A.